Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated January 28, 2004, relating to the financial statements and financial statement schedule of Leggett & Platt, Incorporated, which appears in Leggett & Platt, Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2003.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 18, 2003, relating to the financial statements, which appears in the Annual Report of the Leggett & Platt, Incorporated Stock Bonus Plan on Form 11-K for the year ended December 31, 2002.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

St. Louis, Missouri

March 25, 2004